Exhibit 10.9

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT, dated as of December 13, 2017 (this “Agreement”), is by and between Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), and BGC Partners, Inc., a Delaware corporation (“BGC Partners”).

WHEREAS, on March 31, 2008, Cantor and BGC Partners, LLC (a predecessor entity to BGC Partners, “BGC Partners LLC”) entered into that certain Tax Receivable Agreement (the “Prior Agreement”);

WHEREAS, on March 31, 2008, Cantor, BGC Partners LLC, BGC Partners, L.P., a Delaware limited partnership (“U.S. Opco”), BGC Global Holdings, L.P., a Cayman Islands exempted limited partnership (“Global Opco,” and, together with U.S. Opco, the “Operating Companies”) and BGC Holdings, L.P., a Delaware limited partnership (“BGC Holdings,” and, together with BGC Partners and U.S. Opco, the “BGC Entities”), entered into that certain Separation Agreement, dated as of March 31, 2008 (the “BGC Separation Agreement”), pursuant to which, among other things, Cantor agreed to separate the Inter-Dealer Brokerage Business, the Market Data Business and the Fulfillment Business (each as defined in the BGC Separation Agreement and together, the “BGC Businesses”) from the remainder of the businesses of Cantor by contributing the BGC Businesses to BGC Partners, LLC and its applicable Subsidiaries, including U.S. Opco and Global Opco, in the manner and on the terms and conditions set forth in the BGC Separation Agreement (the “BGC Separation”);

WHEREAS, on May 29, 2007, eSpeed, Inc. (“eSpeed”), BGC Partners, LLC, Cantor, U.S. Opco, Global Opco and BGC Holdings entered into an Agreement and Plan of Merger, dated as of May 29, 2007, as amended as of November 5, 2007 and February 1, 2008 (as amended, the “Merger Agreement”), pursuant to which BGC Partners, LLC was merged with and into eSpeed (the “Merger”), with eSpeed surviving the merger and renamed “BGC Partners, Inc.”;

WHEREAS, as a result of the Merger, BGC Partners assumed BGC Partners LLC’s rights and obligations under the Prior Agreement;

WHEREAS, in connection with the BGC Separation, Cantor received exchangeable limited partnership interests in BGC Holdings (together with any BGC Interests (as defined herein) that are exchangeable pursuant to Section 8.01 of the BGC Holdings Limited Partnership Agreement (as defined herein), the “BGC Exchangeable Interests”);

WHEREAS, BGC Exchangeable Interests have been, and except during the Interim Period (as defined below) will be, exchangeable with BGC Partners for Class B common stock, par value $0.01 per share, of BGC Partners (“BGC Partners Class B Common Stock”) or Class A common stock, par value of $0.01 per share, of BGC Partners (“BGC Partners Class A Common Stock”), as applicable, on a one-for-one basis (subject to adjustment as set forth in the BGC Holdings Limited Partnership Agreement) (such an exchange, a “Regular Exchange”);

WHEREAS, BGC Partners, BGC Holdings, U.S. Opco, Newmark, Inc., a Delaware corporation (“Newmark”), Newmark Holdings, L.P., a Delaware limited partnership (“Newmark Holdings”), Newmark Partners, L.P., a Delaware limited partnership (“Newmark Opco,” and, together with Newmark and Newmark Holdings, the “Newmark Entities”) and, for the limited purposes set forth therein, Cantor and Global Opco, entered into that certain Separation and Distribution Agreement, dated as of December 13, 2017 (the “Newmark Separation Agreement”), pursuant to which, among other things, the BGC Entities have agreed to separate the Transferred Business (as defined in the Newmark Separation Agreement) (the “Newmark Business”) from the remainder of the businesses of the BGC Entities (the “Newmark Separation”);

WHEREAS, pursuant to the Newmark Separation Agreement and as part of the Newmark Separation, (a) BGC U.S. Opco shall effect the Opco Partnership Division (as defined in the Newmark Separation Agreement), (b) BGC Holdings shall effect the Holdings Partnership Division (as defined in the Newmark Separation Agreement) and (c) BGC Partners shall contribute, assign and otherwise transfer the assets and the liabilities of the Newmark Business, including the limited partnership interests in Newmark Opco received in the Opco Partnership Division and interests in certain Subsidiaries of BGC Partners that hold assets of the Newmark Business (including interests in Newmark GP, LLC, a Delaware limited liability company and the general partner of Newmark Holdings received in the Holdings Partnership Division) to Newmark in exchange for shares of Class A common stock, par value $0.01 per share, of Newmark (“Newmark Class A Common Stock,”) and Class B common stock, par value $0.01 per share, of Newmark (“Newmark Class B Common Stock,” and, together with the Newmark Class A Common Stock, “Newmark Common Stock”) (the “Contribution”);

WHEREAS, (a) after the Contribution, Newmark shall offer and sell a number of shares of Newmark Class A Common Stock (the “IPO”) and (b) after the IPO, BGC Partners currently intends to effect the distribution of the shares of Newmark Common Stock then held by BGC Partners to the shareholders of BGC Partners (the “Distribution”);

WHEREAS, in connection with the Newmark Separation and pursuant to the Holdings Partnership Division (as defined in the Newmark Separation Agreement), holders of BGC Exchangeable Interests (including Cantor) will receive, with respect to their BGC Exchangeable Interests, exchangeable limited partnership interests in Newmark Holdings, and, following the Holdings Partnership Division, Newmark Holdings may issue other exchangeable limited partnership interests in Newmark Holdings or other limited partnership interests in Newmark Holdings may be designated as exchangeable limited partnership interests (any Newmark Interests (as defined herein) that are exchangeable pursuant to Section 8.01 of the Newmark Holdings Limited Partnership Agreement (as defined herein) or Section 8.01 of the BGC Holdings Limited Partnership Agreement, as applicable, the “Newmark Exchangeable Interests” and together with the BGC Holdings Exchangeable Interests, the “Exchangeable Interests”);

WHEREAS, (a) during the period beginning after the IPO and ending at the time of the Distribution (the “Interim Period”), BGC Exchangeable Interests, together with Newmark Exchangeable Interests, shall be exchangeable with BGC Partners for BGC Partners Class B Common Stock or BGC Partners Class A Common Stock, as applicable (on the terms and subject to the conditions set forth in the BGC Holdings Limited Partnership Agreement) and (b) Newmark Exchangeable Interests shall be exchangeable with Newmark for Newmark Class B Common Stock or Newmark Class A Common Stock, as applicable (on the terms and subject to the conditions set forth in the Newmark Holdings Limited Partnership Agreement and the Newmark Separation Agreement and subject to adjustment as set forth in the Newmark Holdings Limited Partnership Agreement) (any such exchange described in clauses (a) or (b) during the Interim Period, an “Interim Exchange”);

WHEREAS, Interim Exchanges and Regular Exchanges shall be effected pursuant to Section 8.01 of the BGC Holdings Limited Partnership Agreement or Section 8.01 of the Newmark Holdings Limited Partnership Agreement, as applicable, via the transfer by an Exchangeable Holder (as defined herein) of Exchangeable Interests to BGC Partners or Newmark, as applicable, in transactions that may result in the recognition of gain or loss for Federal Income Tax (as defined herein) purposes by such Exchangeable Holder (each, a “Taxable Exchange”), as described herein;

WHEREAS, each of BGC Holdings, U.S. Opco, Global Opco, Newmark Holdings and Newmark Opco intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined herein) in which any Taxable Exchange occurs, which election may result in an adjustment to BGC Partners’ share of the tax basis of the tangible and intangible assets owned by U.S. Opco, Global Opco and Newmark Opco as of the date of any such Taxable Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined herein) items of BGC Partners may be affected by the Basis Adjustment (as defined herein) and the Imputed Interest (as defined herein); and

WHEREAS, the parties to this Agreement desire to continue the arrangements contemplated by the Prior Agreement with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes (as defined herein) of BGC Partners; and

WHEREAS, in furtherance of the foregoing, and to account for the Newmark Separation and the Interim Exchanges, on the date hereof, (a) the parties to this Agreement desire to amend and restate the Prior Agreement in the form of this Agreement and (b) Cantor and Newmark are entering into that certain Tax Receivable Agreement with respect to Newmark Exchangeable Interests.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means, as of any time, the accounting firm that prepares the audited financial statements of BGC Partners.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Audit Committee” means the audit committee of BGC Partners.

“Basis Adjustment” means (a) the increase or decrease to the tax basis of any of the Operating Companies’ tangible or intangible assets with respect to BGC Partners under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Taxable Exchange and, (b) solely for purposes of calculating Covered Taxes (and the related Hypothetical Tax Liability) reported or required to be reported on a Tax Return of BGC Partners that is a Joint Return (if any), the increase or decrease to the tax basis of Newmark Opco’s tangible or intangible assets with respect to BGC Partners (including indirectly through Newmark by virtue of Newmark being a member of any consolidated, affiliated, unitary, combined or similar group of which BGC Partners is the common parent) under Sections 743(b) and 754 of the Code and the comparable sections of U.S. state and local income and franchise Tax law as a result of any Interim Exchange. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing such Basis Adjustments. For the avoidance of doubt, (x) payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest and (y) payments under the Tax Matters Agreement by Newmark to BGC Partners in respect of any payments under this Agreement (if any) shall not be taken into account in computing any Basis Adjustment.

“BGC Businesses” is defined in the recitals.

“BGC Entities” is defined in the recitals.

“BGC Exchangeable Interests” is defined in the recitals.

“BGC Holdings” is defined in the recitals.

“BGC Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of BGC Holdings, as amended from time to time.

“BGC Interest” has the meaning ascribed to the term “Interest” in the BGC Holdings Limited Partnership Agreement.

“BGC Partners” is defined in the preamble.

“BGC Partners Class A Common Stock” is defined in the recitals.

“BGC Partners Class B Common Stock” is defined in the recitals.

“BGC Partners Group” means BGC Partners and its Subsidiaries (other than Newmark and its Subsidiaries).

“BGC Partners Payment” is defined in Section 6.01 of this Agreement.

“BGC Partners LLC” is defined in the recitals.

“BGC Separation” is defined in the recitals.

“BGC Separation Agreement” is defined in the recitals.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“Cantor” is defined in the preamble.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Code” is defined in the recitals.

“Contribution” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of BGC Partners ending after the Closing Date (as defined in the Merger Agreement) and on or before the end of the first Taxable Year ending after all Exchangeable Interests have been transferred to BGC Partners and in which all related Tax benefits have either been utilized or have expired.

“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (defined below).

“Covered Tax Detriments” for any Covered Taxable Year means 85% of the Realized Tax Detriment (defined below).

“Covered Taxes” means Federal Income Taxes and U.S. state and local income and franchise Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local income or franchise Tax law, as applicable; provided, however, that such term shall be deemed to include any settlement as to which Cantor has consented pursuant to Section 7.01.

“Distribution” is defined in the recitals.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Escrow” is defined in Section 3.01(a) of this Agreement.

“Escrow Agent” is defined in Section 3.01(a) of this Agreement.

“eSpeed” is defined in the recitals.

“Exchangeable Holder” means (a) Cantor, (b) any Exchangeable Limited Partner and (c) any other Person whose BGC Interests are or become exchangeable pursuant to Section 8.01 of the BGC Holdings Limited Partnership Agreement.

“Exchangeable Interests” is defined in the recitals.

“Exchangeable Limited Partner” has the meaning ascribed to such term in the BGC Holdings Limited Partnership Agreement.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, 881, 882, 884 and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Global Opco” is defined in the recitals.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of BGC Partners using the same methods, elections, conventions and similar practices used on BGC Partners’ actual Tax Returns but without regard to any depreciation or amortization deductions attributable to any Basis Adjustment (and without regard to amounts that effectively reduce depreciation or amortization deductions or create ordinary income by reason of a negative adjustment under Section 743) or Imputed Interest that were taken into account in computing the actual liability for Covered Taxes of BGC Partners for such Covered Taxable Year.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code (or any successor U.S. Federal income tax statute) and the similar section of the applicable U.S. state or local income or franchise Tax law with respect to BGC Partners’ payment obligations under this Agreement.

“Interim Exchange” is defined in the recitals.

“Interim Period” is defined in the recitals.

“IPO” is defined in the recitals.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return of BGC Partners (including any consolidated, combined, unitary or similar Tax Return) that includes Newmark or any other member of the Newmark Group.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the data source most customarily relied upon for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Limited Partnership Interests” has the meaning ascribed to such term in the BGC Holdings Limited Partnership Agreement.

“Merger” is defined in the recitals.

“Merger Agreement” is defined in the recitals.

“Newmark” is defined in the recitals.

“Newmark Business” is defined in the recitals.

“Newmark Class A Common Stock” is defined in the recitals.

“Newmark Class B Common Stock” is defined in the recitals.

“Newmark Common Stock” is defined in the recitals.

“Newmark Entities” is defined in the recitals.

“Newmark Exchangeable Interests” is defined in the recitals.

“Newmark Group” means Newmark and its Subsidiaries.

“Newmark Holdings” is defined in the recitals.

“Newmark Holdings Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, as amended from time to time.

“Newmark Interest” has the meaning ascribed to the term “Interest” in the Newmark Holdings Limited Partnership Agreement.

“Newmark Opco” is defined in the recitals.

“Newmark Separation” is defined in the recitals.

“Newmark Separation Agreement” is defined in the recitals.

“Operating Companies” is defined in the recitals.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Prior Agreement” is defined in the recitals.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of BGC Partners for such Covered Taxable Year. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Benefit.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of BGC Partners for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year.

“Reconciliation Procedures” shall mean those procedures set forth in Section 8.09 of this Agreement.

“Regular Exchange” is defined in the recitals.

“Revised Schedule” is defined in Section 2.01(b).

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice (or such other date mutually agreed to by the parties).

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Separation” is defined in the recitals.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts.

“Taxable Exchange” is defined in the recitals.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of U.S. state or local income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Tax Matters Agreement” means that certain Tax Matters Agreement entered into as of December 13, 2017, by and among the BGC Entities and the Newmark Entities.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Schedule” is defined in Section 2.01(a).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“U.S. Opco” is defined in the recitals.

ARTICLE II

Determination of Realized Tax Benefit or Realized Tax Detriment

SECTION 2.01. (a) Tax Schedule. At least 45 days prior to the due date (including extensions) for the U.S. federal income Tax Return of BGC Partners for a Covered Taxable Year, BGC Partners shall provide to Cantor a schedule (the “Tax Schedule”) showing the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year, together with work papers providing reasonable detail regarding the computation of such items. BGC Partners shall allow Cantor reasonable access to the appropriate representatives at BGC Partners and its Subsidiaries and the Accounting Firm in connection with its review of the Tax Schedule and workpapers. Subject to the other provisions of this Agreement, the items reflected on a Tax Schedule shall become final 30 calendar days after delivery of such Tax Schedule to Cantor unless Cantor, during such 30-calendar day period, provides BGC Partners with written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, BGC Partners and Cantor shall employ the Reconciliation Procedures.

(b) Revised Schedule. Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final under Section 2.01(a), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a change attributable to a carryback or carryforward of a loss or other tax item, (iv) a change attributable to an amended Tax Return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority relating to the deductibility of depreciation or amortization deductions attributable to any Basis Adjustment shall not be taken into account under this Section 2.01(b) unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. The parties shall cooperate in connection with any proposed revision to the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (if any) for a Covered Taxable Year. The party proposing a change to such an item shall provide the other party a schedule (a “Revised Schedule”) showing the computation and explanation of such revision, together with work papers providing reasonable detail regarding the computation of such items. Subject to the other provisions of this Agreement, such revised Covered Tax Benefit (if any), revised Covered Tax Detriment (if any) and/or revised Tax Benefit Payment (if any) shall become final 30 calendar days after delivery of such Revised Schedule unless the other party, during such 30-calendar day period, provides written notice of a material objection thereto made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 15 calendar days, BGC Partners and Cantor shall employ the Reconciliation Procedures.

(c) Applicable Principles. It is the intention of the parties for BGC Partners to pay Cantor (subject to the escrow) 85% of the additional Covered Taxes that BGC Partners would have been required to pay on Tax Returns that have actually been filed but for any depreciation or amortization deductions attributable to any Basis Adjustment (and any Imputed Interest) and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. Federal income tax statute) and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology.

(d) Relevant Taxes and Tax Returns. For the avoidance of doubt, in the event Newmark is not included in any Joint Return in respect of the Interim Period, BGC Partners shall not be required to make any payment and shall not have any other obligations hereunder in respect of any basis adjustment relating to the tax basis of Newmark Opco’s tangible or intangible assets as a result of any Interim Exchange.

ARTICLE III

Tax Benefit Payments

SECTION 3.01. Payments. (a) Within 3 Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(a), BGC Partners shall pay (i) to Cantor an amount equal to 80% of the Tax Benefit Payment (determined in accordance with Section 3.01(b)) and (ii) to a national bank mutually agreeable to BGC Partners and Cantor as escrow agent (the “Escrow Agent”), an amount equal to 20% of such Tax Benefit Payment. The Escrow Agent shall hold each Tax Benefit Payment it receives in escrow (the “Escrow”) pursuant to a mutually agreeable escrow agreement between BGC Partners and Cantor until the expiration of the applicable statute of limitations attributable to the Covered Taxable Year to which such Tax Benefit Payment relates. Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of Cantor and the Escrow Agent previously designated by such parties to BGC Partners.

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;

increased by:

(i) the interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable Year; and

(ii) any increase in the Covered Tax Benefit or reduction in the Covered Tax Detriment that has become final under Section 2.01(b);

and decreased, but without duplication of amount reimbursed pursuant to Section 3.02, by:

(iii) any Covered Tax Detriment for a previous Covered Taxable Year; and

(iv) any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(b);

provided, however, that (A) the amounts described in Section 3.01(b)(ii), (iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year and (B) the amounts described in Section 3.01(b)(iii) and (iv) shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts actually reduced (but not below zero) the Tax Benefit Payment actually made by BGC Partners for a previously Covered Taxable Year.

SECTION 3.02. Reimbursement and Indemnification. (a) To the extent that there is a Determination that a deduction for depreciation or amortization attributable to a Basis Adjustment taken into account in computing a Tax Benefit Payment or Imputed Interest taken into account in computing a Tax Benefit Payment is not available, Cantor shall promptly (i) reimburse BGC Partners for any prior payment made to Cantor in respect of such deductions for depreciation, amortization or Imputed Interest and (ii) without duplication, indemnify BGC Partners and hold it harmless with respect to any interest or penalties and any other losses in respect of the disallowance of such deductions (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related Tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). For the avoidance of doubt, the parties agree and acknowledge that Cantor shall not have any payment or reimbursement obligation to BGC Partners in respect of any Covered Tax Detriment, except as contemplated by this Section 3.02 and except for the reduction (but not below zero) of amounts that would otherwise be due Cantor pursuant to Section 3.01(b). For the further avoidance of doubt and by way of example, if $20 of depreciation is claimed in Year 1 resulting in a $10 Covered Tax Benefit and Tax Benefit Payment in the same amount to Cantor in Year 2, and the Year 1 depreciation is later disallowed by the IRS, the amount of the payment from Cantor to BGC Partners under this Section 3.02(a) shall include an amount equal to the $10 Tax Benefit Payment paid with respect to such disallowed depreciation plus the amount of interest and penalties, if any, paid by BGC Partners with respect to such disallowed depreciation plus any tax savings taken into account in computing the Tax Benefit Payment for other Covered Taxable Years that will be disallowed as a result of such payment (e.g., Imputed Interest) plus any Tax imposed on BGC Partners as a result of such payment.

(b) Any reimbursement or indemnification payments by Cantor pursuant to this Section 3.02 shall be satisfied first from the amounts in Escrow (to the extent funded in respect of the Covered Tax Benefit(s) to which such reimbursement or indemnification payments relate).

SECTION 3.03. No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

Change Notices

SECTION 4.01. Change Notices. If BGC Partners, BGC Holdings, either of the Operating Companies or any of their respective Subsidiaries receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Taxable Exchange (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the Taxable Year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments BGC Partners will be required to pay to Cantor with respect to Covered Taxable Years after and including the Taxable Year in which the Change Notice is received, and which, if determined adversely to the recipient of the Change Notice or after the lapse of time would be grounds for indemnification or reimbursement by Cantor under Section 3.02(a), prompt written notice shall be given to Cantor, provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

ARTICLE V

Termination

SECTION 5.01. Early Termination of Agreement. BGC Partners may terminate this Agreement with the approval by a majority of the independent directors of BGC Partners by paying to Cantor an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined herein). Upon payment of the Early Termination Payment by BGC Partners, BGC Partners shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by BGC Partners and Cantor as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

SECTION 5.02. Early Termination Notice. If BGC Partners chooses to request early termination under Section 5.01 above, BGC Partners shall deliver to Cantor a notice (the “Early Termination Notice”) specifying BGC Partners’ intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time BGC Partners delivers the Early Termination Notice to Cantor, BGC Partners shall (a) deliver to Cantor schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and a letter from a nationally recognized accounting firm supporting such calculation and (b) allow Cantor reasonable access to the appropriate representatives at BGC Partners and its Subsidiaries and such accounting firm (and the Accounting Firm) in connection with its review of such calculation. Within 30 days after receiving such calculation, Cantor shall notify BGC Partners whether it agrees to or objects to the Proposed Early Termination Payment. The Proposed Early Termination Payment shall only become final and binding on the parties if Cantor agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If Cantor and BGC Partners cannot agree upon the value of the Early Termination Payment, this Agreement will remain in full force and effect. For the avoidance of doubt, BGC Partners shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination. Within 3 calendar days of an agreement between Cantor and BGC Partners as to the value of the Early Termination Payment, BGC Partners shall pay to Cantor an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by Cantor.

ARTICLE VI

Subordination and Late Payments

SECTION 6.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by BGC Partners to Cantor under this Agreement (a “BGC Partners Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of BGC Partners (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of BGC Partners that are not Senior Obligations.

SECTION 6.02. Late Payments by BGC Partners. The amount of all or any portion of a BGC Partners Payment not made to Cantor when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such BGC Partners Payment was due and payable.

ARTICLE VII

No Disputes; Consistency; Cooperation

SECTION 7.01. Cantor Participation in BGC Partners Tax Matters. Except as otherwise provided herein and the Tax Matters Agreement, BGC Partners shall have full responsibility for, and sole discretion over, all Tax matters concerning BGC Partners, BGC Holdings, the Operating Companies and their respective Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, BGC Partners shall notify Cantor of, and keep Cantor reasonably informed with respect to, and Cantor shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of BGC Partners, BGC Holdings, the Operating Companies and their respective Subsidiaries (including, but solely to the extent BGC Partners is entitled to control such audit under the Tax Matters Agreement, any audit of Newmark, Newmark Holdings, Newmark Opco and their respective Subsidiaries), as applicable, by a Taxing Authority the outcome of which is reasonably expected to affect Cantor’s rights under this Agreement (if any). BGC Partners shall provide to Cantor reasonable opportunity to provide information and other input to BGC Partners and its advisors concerning the conduct of any such portion of such audits. None of BGC Partners, BGC Holdings, the Operating Companies or their respective Subsidiaries, as applicable, shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the Basis Adjustment (if any) without the consent of the Audit Committee and Cantor, which consent Cantor shall not unreasonably withhold, condition or delay.

SECTION 7.02. Tax Positions. BGC Partners shall determine after consultation with Cantor the extent to which it is permitted to claim any depreciation or amortization deductions attributable to the Basis Adjustments, and the amount and deductibility of any Imputed Interest, and such deduction shall be taken into account in computing the Realized Tax Benefits so long as the Accounting Firm agrees that it is at least more likely than not that such deduction is available. For purposes of this Agreement, a tax position shall not be considered permitted by law unless the Accounting Firm is at a “more likely than not” or higher level of comfort with respect to such tax position.

SECTION 7.03. Cooperation. Cantor shall (and shall cause its affiliates to) (a) furnish to BGC Partners in a timely manner such information, documents and other materials as BGC Partners may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to BGC Partners and its representatives to provide explanations of documents and materials and such other information as BGC Partners or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VIII

General Provisions

SECTION 8.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 8.02. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Successors; Assignment; Amendments. Cantor may not assign this Agreement to any person without the prior written consent of BGC Partners and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Cantor may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, that Cantor may assign its rights to a wholly-owned Subsidiary of Cantor without the prior written consent of BGC Partners. BGC Partners may not assign any of their rights, interests or entitlements under this Agreement without the consent of Cantor, not to be unreasonably withheld or delayed; provided, however, that BGC Partners may assign its rights to a wholly-owned subsidiary of BGC Partners without the prior written consent of Cantor; provided, further, however, that no such assignment shall relieve Cantor or BGC Partners of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of BGC Partners. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of BGC Partners.

SECTION 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.08. Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Schedule A; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 8.09. Reconciliation. In the event that BGC Partners and Cantor are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by BGC Partners and such Tax Return shall be filed as prepared by BGC Partners, subject to adjustment or amendment upon resolution. The determinations of the expert pursuant to this Section 8.09 shall be binding on BGC Partners and its Subsidiaries, BGC Holdings, the Operating Subsidiaries and Cantor absent manifest error.

SECTION 8.10. Withholding. BGC Partners and the Escrow Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as BGC Partners and the Escrow Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by BGC Partners or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Cantor.

[Signature pages follow]

IN WITNESS WHEREOF, BGC Partners and Cantor have duly executed this Agreement as of the date first written above.

BGC PARTNERS, INC.

By	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

CF GROUP MANAGEMENT, INC.

By	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

CANTOR FITZGERALD, L.P.

By:	CF Group Management, Inc. its Managing General Partner

By	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and Chief Executive Officer

[Signature Page to the Tax Receivable Agreement, dated as of December 13, 2017,

by and between BGC Partners, Inc. and Cantor Fitzgerald, L.P.]

Schedule A

Pursuant to Section 8.01 of this Agreement, all notices under this Agreement shall be delivered as set forth below:

if to BGC Partners:

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Fax No.: (212) 829-4708

if to Cantor:

Cantor Fitzgerald, L.P.

110 East 59th Street

New York, New York 10022

Attention: General Counsel

Fax No.: (212) 829-4708

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telecopy: (212) 403-1306

Attention:  Joshua M. Holmes, Esq.

                  Tijana J. Dvornic, Esq.